Exhibit 99.1

NEWS RELEASE

Contacts:
R. Jeffrey Williams	Scott Brittain
Chief Financial Officer	Corporate Communications Inc.
O’Charley’s Inc.	(615) 254-3376 ext. 308
(615) 782-8982

O’CHARLEY’S INC. COMPLETES $105 MILLION SALE-LEASEBACK

TRANSACTION

Will Use Sale-Leaseback Net Proceeds and Available Cash to Redeem

$115.2 Million Senior Notes at Par

Enters New 5-Year Revolving Credit Facility

NASHVILLE, Tenn., Oct. 17, 2011 — O’Charley’s Inc. (NASDAQ: CHUX) today announced that it has completed a sale-leaseback of 50 O’Charley’s restaurant properties, which produced gross proceeds of approximately $105 million. The Company is using the net proceeds from the sale–leaseback of approximately $103.8 million and approximately $11.4 million of available cash to redeem at par all of its $115.2 million principal amount of 9% senior subordinated notes due November 2013 (the “Senior Notes”), leaving the Company with virtually no long-term debt on its balance sheet. The properties were purchased by STORE Capital, an institutionally funded, single-tenant real estate investment trust based in Scottsdale, AZ, (www.storecapital.com) founded by a veteran management team including Mort Fleischer and Chris Volk.

The impact of the two transactions will be a decrease in annual interest expense associated with the Senior Notes of approximately $10.0 million which will be offset by approximately $8.8 million of incremental annual rent expense. The full impact of these changes will be reflected in the Company’s 2012 results.

O’Charley’s Inc. President and CEO, David W. Head, commented, “As a result of this 20-year sale–leaseback, we believe we have significantly strengthened our financial position. In addition, by monetizing approximately half of our real estate portfolio and locking in more favorable long term financing, the transaction increases our flexibility in a difficult operating environment.”

The Company also announced that it has entered into an Amended and Restated Credit Agreement with its existing banks, under which it has reduced its revolving credit facility to $30 million from $45 million and extended the facility’s term to 2016. While the facility’s terms are

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CHUX Completes $105 Million Sale–Leaseback

October 17, 2011

substantially consistent with the relevant terms of the prior facility, which was to mature in August 2013, the Company is permitted capital expenditures for restaurant remodels and expansion under the new facility of up to $5 million for 2011 and up to 35% of EBITDA (as defined) for 2012 and the years thereafter.

Safe Harbor Provisions

The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like “forecast,” “expect,” “project,” “believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the deterioration in the United States economy and the related adverse effect on the Company’s sales of decreased consumer spending; the Company’s ability to achieve its internal forecasts of sales and profitability; the Company’s ability to comply with the terms and conditions of its financing agreements; the Company’s ability to maintain or increase operating margins and comparable sales at its restaurants; the effect that increases in food, labor, energy, interest costs and other expenses have on our results; the effect of increased competition; the Company’s ability to sell or sublease closed restaurants and other surplus assets; and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

About O’Charley’s Inc.

O’Charley’s Inc., headquartered in Nashville, Tennessee, is a multi-concept restaurant company that operates or franchises a total of 342 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 227 restaurants in 18 states in the Southeast and Midwest, including 221 company-owned and operated O’Charley’s restaurants, and 6 restaurants operated by franchisees. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The Ninety Nine concept includes 105 restaurants throughout New England and upstate New York. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The Stoney River Legendary Steaks concept includes 10 restaurants in six states in the Southeast and Midwest. This steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.

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